Exhibit g.2.

AMENDED FEE WAIVER AGREEMENT

THIS AMENDED FEE WAIVER AGREEMENT (the "Amended Agreement") dated as of August 9, 2010 by Tortoise Capital Advisors, L.L.C. (the " Advisor") and Tortoise Power and Energy Infrastructure Fund, Inc. (the “Company”).

WHEREAS, the Advisor has entered into an Investment Advisory Agreement, dated September 15, 2009, with the Company, whereby the Advisor provides certain investment advisory services to the Company (the “Investment Advisory Agreement”);

WHEREAS, the Advisor originally entered into a Fee Waiver Agreement, dated May 22, 2009 (the “Agreement”), with the Company which became effective as of the close of the initial public offering of common shares of the Company (the “Effective Date”) and covering the three year period following the Effective Date;

WHEREAS, the Advisor and the Company desire to amend the Agreement to extend the periods of the fee waivers as set forth herein; and

WHEREAS, the shareholders of the Company will benefit from the extended waiver by incurring lower Company operating expenses than they would absent such waivers.

NOW, THEREFORE, the Advisor agrees to waive (i) 0.15% of its 0.95% investment advisory fee from the Effective Date through December 31, 2010, thereby reducing the investment advisory fee to 0.80% of the Company's average monthly managed assets (as defined in the Investment Advisory Agreement) for such period; (ii) 0.10% of its 0.95% investment advisory fee for the period from January 1, 2011 through December 31, 2011, thereby reducing the investment advisory fee to 0.85% of the Company's average monthly managed assets for such period; and (iii) 0.05% of its 0.95% investment advisory fee for the period from January 1, 2012 through December 31, 2012, thereby reducing the investment advisory fee to 0.90% of the Company's average monthly managed assets for such period.

IN WITNESS WHEREOF, the Advisor and the Company have agreed to this Amended Fee Waiver Agreement as of the day and year first above written.

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ Terry C. Matlack
Name:	Terry C. Matlack
Title:	Managing Director

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	Chief Executive Officer